Exhibit 10.2
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES ACT, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT OR ANY SUCH STATE SECURITIES LAWS THAT MAY BE APPLICABLE. THE SALE OR TRANSFER OF THIS NOTE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE NOTE.
SELLER NOTE

$5,250,000	April 1, 2011
FOR VALUE RECEIVED, RHA Anadarko, LLC, an Oklahoma limited liability company (the “Maker”), promises to pay to Rural Hospital Acquisition LLC, an Oklahoma limited liability company (“Payee”) in lawful money of the United States of America, the principal sum of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) (the “Principal Amount”), together with interest on the unpaid principal balance, in each case in the amount and manner provided below.
This Note has been executed and delivered pursuant to that certain Stock Purchase Agreement dated as of April 1, 2011 (the “Purchase Agreement”), by and among One Cura Wellness Trust, Inc., a California not-for-profit corporation (“Buyer”); Maker, RHA Stroud, LLC and Payee, and is subject to the terms and conditions of the Purchase Agreement. Capitalized terms used in this Agreement that are not otherwise defined have the meanings ascribed to them in the Purchase Agreement.
1. Payments.
1.1 Principal. Subject to Section 5 below, the Principal Amount shall be due and payable in full on March 31, 2021 (the “Due Date”).
1.2 Interest. Interest shall accrue on the unpaid Principal Amount from and including the date hereof through and including the date on which any unpaid Principal Amount hereof is paid, at a rate of ten percent (10%) per annum, compounding on an annual basis. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. However, if, and for so long as, any Event of Default (as hereinafter defined) shall have occurred and be continuing, the outstanding Principal Amount of this Note and, to the extent permitted by law, overdue interest in respect of this Note, shall bear interest at a rate equal to fifteen percent (15%) per annum, subject to any limitations on such interest of any applicable usury laws (“Default Interest”).

1.3 Manner of Payment. Maker shall pay interest-only payments to Payee in an amount to be calculated periodically by Payee on the 1st day of each calendar quarter during the term of this Note (the first such payment being due on July 1, 2011), with a balloon payment of the entire principal amount and any unpaid and accrued interest being due on the Due Date. All payments of principal and interest on this Note shall be made by check or wire to the Payee at 9663 Santa Monica Boulevard #959, Beverly Hills, California 90210 or at such other place in the United States of America as Payee shall designate to the Maker in writing. Alternatively, First Physicians Business Solutions, LLC, Payee’s Subsidiary, may withdraw funds from the Bank Accounts of Maker pursuant to the Management Services Agreement between Maker and First Physicians Business Solutions, LLC, dated as of even date herewith. If any payment of principal or interest on this Note is due on a day which is not a business day, such payment shall be due on the next succeeding business day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note.
1.4 Prepayment. The Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding Principal Amount due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.
2. Collateral. The entire Principal Amount, accrued interest and any other obligations owing under this Note shall be secured by all of the tangible and intangible assets of the Maker relating to its operation of that certain acute care hospital facility located at 1002 E. Central, Anadarko, Oklahoma 73005 (the “Hospital”) as described in the Purchase Agreement, including the license for such Hospital, pursuant to that certain Security Agreement (the “Security Agreement”) in favor of Payee of even date herewith. In addition, upon an Event of Default by Maker, Payee may elect to take ownership of all of the issued and outstanding equity interests of the Maker pursuant to the pledge of such equity interests to Payee by Maker pursuant to the Security Agreement.
3. Defaults.
3.1 Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder (“Event of Default”):
(a) if the Maker shall fail to pay when due any payment of principal or interest on this Note;
(b) the occurrence of a default by Maker or its Affiliates, and the failure to cure such default within the applicable cure period, if any, under any of the transaction documents described in the Purchase Agreement, including, without limitation, the Management Services Agreement and the Staff Leasing Agreement;
(c) if, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due;
(d) if a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties, or (iii) orders the dissolution of Maker, and in each case the order or decree is not dismissed within 120 days;

(e) the revocation of any license which would have a material adverse effect on the operation of the Hospital, or the certification of any portion of the Hospital for provider status under Medicare or Medicaid, if applicable; (B) the closure of any portion of the Hospital except in connection with a casualty or condemnation; or (C) if the Hospital or the Maker fails to maintain its status as a properly licensed healthcare service provider and/or facility; provided, that if the Maker intends to convert the status of the Hospital to a federally qualified health center, it must obtain the prior written consent of the Payee to any such change of status;
(f) if the Maker is barred or excluded as a provider in Medicare or Medicaid or any other government programs;
(g) if the Maker, or any of their officers, directors or key employees (i) are convicted of a felony or other crime involving misappropriation, dishonesty, unethical business conduct or disloyalty, or (ii) engage in fraud, breach of fiduciary duty, gross negligence or willful misconduct.
3.2 Remedies. Upon the occurrence of an Event of Default, the unpaid Principal Amount of this Note shall (i) become due and payable forthwith, without presentment, demand, notice, protest or other requirement of any kind, all of which are expressly waived by Maker and (ii) accrue Default Interest in the manner provided in Section 1.2. Upon the occurrence and during the continuance of any Event of Default, Payee may exercise any and all rights and remedies available to it at law or in equity, including, without limitation, the right to collect from Maker all sums due under this Note or to exercise all of the rights, powers and remedies granted to Payee in the Security Agreement.
4. No Additional Indebtedness. From and after the date hereof, until all amounts due under this Note have been paid in full, Maker shall not incur any indebtedness other than customary trade payables paid within ninety (90) days after they are incurred, unless approved by the Payee in writing in advance.
5. Change in Control. Simultaneous with the occurrence of a “Change in Control,” the Payee may, at its option, declare the entire unpaid Principal Amount, together with all accrued interest thereon, immediately due and payable. For purposes of this Note, “Change in Control” means the occurrence of any of the following events: (a) a merger or consolidation of the Maker with or into another entity; (B) the sale, license or transfer of all or substantially all of the properties and assets of the Maker or its subsidiaries; (C) any acquisition by any person of beneficial ownership of a majority of the equity of the Maker (whether or not newly-issued shares or equity interests) in a single transaction or a series of related transactions; (D) the redemption or repurchase of equity interests representing a majority of the voting power of the outstanding shares of equity of the Maker; or (E) any other change of control of more than fifty percent (50%) of the outstanding voting power of the Maker.

6. Miscellaneous.
6.1 Amendments and Waiver. Neither this Note nor any provisions hereof may be amended, except pursuant to a written instrument executed by the Maker and Payee. No waiver by Payee or Maker of any right or remedy under this Note shall be effective unless in a writing signed by Payee or Maker, as the case may be. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee or Maker will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
6.2 Notices. Any notice required or permitted to be given hereunder shall be given in accordance with Section 7.7 of the Purchase Agreement.
6.3 Severability. This Note and the Purchase Agreement constitute the entire agreement among the parties related to the subject matter hereof and supersede any prior understandings or agreements, by or among the parties to the extent they relate to the subject matter hereof. If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
6.4 Governing Law. Section 7.8 of the Purchase Agreement shall apply to the Note.
6.5 Parties and Interest. This Note shall bind the Maker and Payee and their permitted successors and assigns. Neither this Note, nor any of the rights or obligations hereunder, may be assigned or transferred by Payee or the Maker without the express prior written consent of the other.
6.6 No Third-Party Beneficiaries. This Note shall not confer any rights or remedies upon any Person other than the Maker, Payee, and their respective successors and permitted assigns.
6.7 Construction. The Maker and Payee have participated jointly in the negotiation and drafting of this Note. In the event an ambiguity or question of intent or interpretation arises, this Note shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation.

IN WITNESS WHEREOF, the Maker has executed and delivered this Note as of the date first stated above.

MAKER: RHA ANADARKO, LLC
By:
Its:

Accepted: PAYEE: RURAL HOSPITAL ACQUISITION LLC
By:
Its: